Putnam RetirementReady 2055 Fund
1/31/17 Semi Annual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)
Class A	 53
Class B	 *
Class C  1
Class M	 *

72DD2 (000s omitted)
Class R	  2
Class R6 20
Class Y	 21

* Amount represents less than 1

73A1
Class A	 0.087
Class B	 0.008
Class C	 0.014
Class M	 0.038

73A2
Class R	 0.062
Class R6 0.095
Class Y	 0.104

74U1 (000s omitted)
Class A	 642
Class B	   9
Class C	  68
Class M    6

74U2 (000s omitted)
Class R	 12
Class R6 220
Class Y	 217

74V1
Class A	 10.92
Class B	 10.86
Class C	 10.72
Class M	 10.92

74V2
Class R	 10.88
Class R6 11.00
Class Y	 10.99

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.